UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 10, 2014 Date of report (Date of earliest event reported)

SUPPORT.COM, INC. (Exact Name of Registrant as Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-30901 (Commission File No.)	94-3282005 (I.R.S. Employer Identification No.)
900 Chesapeake Drive, Second Floor, Redwood City, CA 94063 (Address of Principal Executive Offices) (Zip Code)

(650) 556-9440 (Registrant’s telephone number, including area code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) As previously disclosed, Josh Pickus, the President and CEO of Support.com, Inc. (the “Company”), gave notice of his resignation from all Company positions effective April 1, 2014.  Beginning on March 25, 2014, Jim Stephens, the Company’s Chairman of the Board of Directors (the “Board”) will serve as Executive Chairman and Interim CEO until a successor to Mr. Pickus is found and joins the Company.

On March 10, 2014, the Compensation Committee (the “Committee”) of the Board  met (excluding Mr. Stephens who was not present and did not take part in the deliberations) and approved the following compensation for Mr. Stephens, in addition to existing compensation as a director, in relation to and for the duration of his full-time service as Executive Chairman and Interim CEO commencing March 25, 2014: (i) a monthly cash retainer of $30,000, pro-rated for any partial calendar months at the beginning and end of his service in this position; and (ii) grants of vested restricted stock units as permitted by the Company’s 2010 Equity and Incentive Compensation Plan and to be confirmed each month by the Committee during Mr. Stephens’ service as Executive Chairman and Interim CEO, to be made on the last trading day of each calendar month commencing April 30, 2014, with the number of shares issued to be calculated based on dividing $45,000 per month (pro-rata for any partial calendar month) by the Fair Market Value of a share of Company common stock on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2014

SUPPORT.COM, INC.

By:	/s/ Gregory J. Wrenn
Name:	Gregory J. Wrenn
Title:	SVP Business Affairs, General Counsel & Secretary